MARCUM LLP

February 6, 2013

U.S. Securities and Exchange Commission

100 F Street, NE

Washington, DC 20549-7561

Re: American Defense Systems, Inc.

SEC File No. 001-33888

Commissioners:

We have read American Defense Systems, Inc.’s statements included under Item 4.01 of its Form 8-K dated February 5, 2013.  We agree with such statements, insofar as they apply to our firm in such 8-K; we are not in a position to agree or disagree with other statements of American Defense Systems, Inc. contained therein.

Very truly yours,

 /s/ Marcum LLP

Marcum LLP